Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 16, 2005 relating to the financial statements of Grupo KCSM, S.A. de C.V. (formerly known as Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.) with respect to the consolidated balance sheets of Grupo KCSM, S.A de C.V., as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, which appears incorporated by reference in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.
PricewaterhouseCoopers, S.C.

Mexico City, Mexico

December 1, 2006